Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement No. 333-78 of Summit Properties Inc. on Form S-8 of our report dated March 24, 2004, appearing in this Annual Report on Form 11-K of Summit Properties Inc. 1996 Non-Qualified Employee Stock Purchase Plan as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003.

/S/ Deloitte & Touche LLP

Charlotte, North Carolina
March 30, 2004